UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-KA

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 1, 2002
FLIGHT SAFETY TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	000-33305 (Commission File No.)	95-4863690 (I.R.S. Employer ID No.)

        28 Cottrell Street, Mystic, Connecticut 06355
(Address of principal executive offices and Zip Code)

                              (860) 245-0191
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

     Except for the historical information presented in this document, the matters discussed in this Form 8-KA, or otherwise incorporated by reference into this document, contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as "believes", "plans", "intend", "scheduled", "potential", "continue", "estimates", "hopes", "goal", "objective", expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by the Registrant. The reader is cautioned that no statements contained in this Form 8-KA should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those identified within this Form 8-KA. The actual results that the Registrant achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and the Registrant assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by the Registrant in this Form 8-KA and in the Registrant's other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Registrant's business.

     The following description of our business should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Position appearing on pages 12 through 15 of this Form 8-KA.

     The Registrant closed a share exchange on September 1, 2002 with shareholders of Flight Safety Technologies Operating, Inc. ("FSTO") who in the aggregate as of October 28, 2002 own approximately 55.55% of the issued and outstanding shares of the Registrant. In this Item 5, the Registrant and FSTO (hereinafter referred to collectively as "we", "us" or "our") are amending the Form 8-K filed on September 10, 2002 in connection with the closing of the share exchange in order to provide: (1) the financial information required by Item 7 of Form 8-K; and (2) under Item 5, the type of information, where applicable, that would be required by Form 10-SB under Section 12(g) of the Securities Exchange Act of 1934.

Item 5 - Other Events.

Business Development

     The Registrant, a Nevada corporation formerly known as Reel Staff, Inc., entered into a Share Exchange Agreement dated June 24, 2002, as amended July 15, 2002, by and among the Registrant, Flight Safety Technologies, Inc., a Delaware corporation, and the Vendors as identified on Schedule A thereto, a copy of which was filed as Exhibit 10 to a Form 8-K filed on July 18, 2002. The share exchange closed on September 1, 2002 with Registrant acquiring an approximately 90% interest in Flight Safety Technologies, Inc. as was reported on a Form 8-K filed on September 10, 2002. As of September 1, 2002, the Registrant changed its name to Flight Safety Technologies, Inc. (hereinafter "Registrant," "Parent," or "FST"). The acquired subsidiary thereafter changed its name to Flight Safety Technologies Operating, Inc. (hereinafter "Subsidiary" or "FSTO"). As of September 1, 2002, the Registrant has 14,157,151 shares of common stock outstanding and approximately 5,695,376 of such shares representing approximately 40% of Registrant's outstanding shares currently trade on the NASD's Over-the-Counter Bulletin Board under the symbol "FLST".

     Prior to the share exchange, the Registrant provided production and post-production staffing services to film, video, and television production companies. As a result of the share exchange, the Registrant has completely discontinued its previous operations and will continue the business operations of its subsidiary, FSTO.

     As a result of the share exchange, the Registrant changed its fiscal year from December 31 to May 31, which is the fiscal year of FSTO.

Business of Registrant

     The business of Registrant is primarily conducted through its subsidiary, FSTO. FSTO, headquartered in Mystic, Connecticut, commenced operations and was incorporated in Wyoming in 1997 and reincorporated in Delaware in 2000. The first full fiscal year for which audited financial statements were prepared for FSTO ended on May 31, 1998. Audited financial statements for FSTO fiscal years ending May 31, 2001 and May 31, 2002 are included at Item 7 of this Form 8-KA. FSTO is also subject to periodic audits by the Defense Contract Audit Agency. To date, FSTO has incurred four audits by DCAA and reports have been issued to its government customer which have stated that FSTO is performing in full accordance with Federal Acquisitions Regulations.

     FSTO is developing advanced technologies aimed at enhancing aviation safety and reducing airport delays. Using its patented opto-acoustic technology, known as SOCRATES, it is currently working on developing SOCRATES technology to detect and track air disturbances known as "wake vortex turbulence," created by departing and arriving aircraft in the vicinity of airports. Because of the potential safety hazard to following aircraft presented by wake turbulence, the Federal Aviation Administration ("FAA") has mandated a set of fixed spacings between arriving and departing aircraft, based on the respective weights of leading and following aircraft. These spacing rules, based on worst-case conditions, may result in unnecessary delays under conditions in which wake turbulence dissipates quickly or is carried by wind out of the flight corridors. Precise knowledge of the location and motion of the wake vortices could give air traffic controllers the flexibility to safely shorten the arrival and departure spacing intervals when conditions permitted, potentially reducing passenger delays, taxiway queues, and aircraft fuel consumption.

     The Registrant believes that FSTO's SOCRATES technology, upon completion of development and in consort with NASA-developed, vortex-track prediction technology, will:

     -     Improve the safety of aircraft arrivals and departures;
     -     Streamline the air traffic control process;
     -     Reduce passenger delays; and
     -     Generate substantial cost savings for airports and the airline industry.

     The U.S. Congress has provided earmarked appropriations for the development and testing of FSTO detection technology since 1997. The appropriations to FAA totaled $9.6 million in fiscal years 1997 through 2000; and the National Aeronautics and Space Administration (NASA) appropriations totaled $9 million in fiscal years 2000 through 2002. From these amounts, an aggregate of approximately $9.5 million of contract revenue has been paid to FSTO over that period under two sole source contracts for research and development of its SOCRATES technology and constitute its only revenues. FSTO expects to receive approximately $2.2 million in additional contract revenues from the remaining funds available under the fiscal year 2002 appropriation pursuant to a statement of work it is presently negotiating with the Volpe Transportation Center of the United States Department of Transportation and NASA.

     A "proof of principle" test of SOCRATES technology was conducted at JFK International Airport in May of 1998. Controlled testing of expanded and improved technology, using the NASA Boeing 757 as the source aircraft, was carried out at Langley Air Force Base in December 2000. In view of these two tests, FSTO expects to develop and test the operational utility of the system in a series of tests at one or more major airports over the next several years. The Registrant has conducted research, development and testing of SOCRATES in conjunction with Lockheed Martin Corporation pursuant to a ten year teaming agreement between them dated May 1, 1997 under which the Registrant is the prime contractor and which is attached hereto as Exhibit 10.7.

     FSTO also is working on development of a collision avoidance and ground proximity warning system for small aircraft based on a patented technology it owns that it refers to as UNICORN.

     The business and future success Registrant and FSTO are subject to many risks. The following describe some of the general and specific risks to which our business is subject and should be read with care.

     FSTO HAS A LIMITED OPERATING HISTORY, AND MAY INCUR LOSSES IN THE FORESEEABLE FUTURE

     Since FSTO began operations in 1997, it has generated limited revenues solely from two SOCRATES technology research and development ("R&D") contracts with agencies of the Federal government which currently fund, administer, and oversee these contracts. The Federal government has funded these contracts from earmarked Congressional appropriations to these agencies which have awarded these contracts to FSTO on a sole source basis without competitive bidding. Under these contracts, FSTO is reimbursed for certain allowable R&D costs and paid a fee calculated as a percentage of costs. FSTO has not as yet received any revenue from the sale of any products and does not anticipate receiving any such revenue unless and until its technology becomes operational and is commissioned by the FAA, which could take several years. Substantially all our revenues have been devoted to payment of costs incurred in the research, development and testing of our SOCRATES technology. Our ability to achieve and increase profitability will depend in large part upon the successful further development and testing of our SOCRATES technology and products, our ability to procure U.S. Congressional appropriations for and obtain Federal R&D contracts, approval of our SOCRATES products and systems by various agencies of the Federal government, acquisition of our products and systems by airports, and availability of funding to finance such acquisitions.

     LACK OF FUTURE FUNDING FROM THE FEDERAL GOVERNMENT TO COMPLETE R&D OF OUR PRINCIPAL PRODUCT COULD ADVERSELY AFFECT OUR BUSINESS

     Other than a $2.0 million private placement in November 2000 (and a $1.7 million private placement closed on September 1, 2002), a substantial portion of FSTO funding for the R&D of SOCRATES technology has and is expected to continue to come from appropriations of the Federal government. To date, these appropriations have been earmarked by Congress, but not requested by the Federal agencies, such as FAA and NASA, which are responsible for funding, monitoring and administering the development of technology to enhance airport and airline safety. In October 2001, without notice to, or opportunity for prior review by FSTO, the Volpe Center of the United States Department of Transportation issued a report which recommended curtailing further government expenditure on SOCRATES due to a high risk assessment of achieving operational feasibility. FSTO only learned of this negative report in March 2002 and, together with its major subcontractor, Lockheed Martin, has vigorously disputed its assertions.

Volpe and NASA presently are considering the release of up to approximately $2.2 million to FSTO to continue related work with an immediate objective of better characterizing the wake acoustics and background noise. A formal request to FSTO for price quotation was issued by Volpe on August 21, 2002. FSTO submitted its cost proposal on October 9, 2002 and Volpe is currently reviewing it. The Federal government may hold, reduce or eliminate future funding for R&D of SOCRATES as a result of a reduction in support or opposition from supervising agencies, changes in budgetary priorities or decisions to fund competing systems. If this occurs, it will reduce our resources available for R&D of our proprietary technologies, new products or enhancements to SOCRATES or UNICORN and to market our products. Reduction of funding from the Federal government could delay achievement of or increases in profitability, create a substantial strain on our liquidity, resources and product development, and have a material adverse affect on the progress of our R&D and our financial condition.

WE ARE LIKELY TO NEED TO RAISE ADDITIONAL CAPITAL

     Given the uncertainties of: R&D and timing of commercialization of our SOCRATES technology, the availability and level of government funding, the FAA approvals required for our product, and the long sales cycle from initial customer contact to actual, if any, revenue generation, no assurance can be given that we will be able to generate sufficient, if any, revenue or investment capital to fund our operations over the period of years required to commercialize our product. In each of our last two fiscal years, we have suffered substantial operating losses which we have funded with equity capital that we raised from new investors. We will continue to incur significant expenses for R&D and testing of our SOCRATES and UNICORN technology and may continue to suffer such losses prior to commercialization and thereafter, if and when we commence production, sales and marketing efforts. If we are unable to generate sufficient working capital from revenue or deposits from government funding or private contracts for these purposes, we would need to seek additional capital. In addition, other unforeseen costs and R&D costs of later generation SOCRATES products also could require us to seek additional capital. Our current credit facilities in place are limited and, should the need for additional capital arise, there can be no assurance that we will be able to obtain sufficient, if any, additional capital or raise such capital on acceptable terms. If we need to obtain additional debt or equity capital, it may include our entry into joint ventures or issuance of additional stock, which may cause dilution to our current capital structure and shareholders' ownership. Additional stock also could have a greater priority as to dividends, distributions and other rights than our common stock.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

     Our future success depends to a significant degree on the skills, experience and efforts of our executive officers, Samuel A. Kovnat, Chairman of the Board and Chief Executive Officer, William B. Cotton, President, Frank L. Rees, Executive Vice President and Technical Director and David D. Cryer, Chief Financial Officer. The sustained unavailability of any one or more of those individuals from any cause could have a material adverse impact on our operations and prospects. In particular, Mr. Kovnat has been diagnosed with a potentially serious health problem which could limit his effective ability. We anticipate hiring additional executive officers in the future. There can be no assurance that we will be able to complete the hiring of these additional officers in a timely manner or at all. We also depend on the ability of our executive officers and other members of senior management to continue to work effectively as a team.

OUR SUCCESS DEPENDS ON OUR SUCCESSFUL PRODUCT DEVELOPMENT AND TESTING

     The market for our products and services is characterized by complex emerging technologies, evolving government and industry standards and new product introductions. Our future success will depend upon our ability to successfully complete the development and testing of and commercialize of our technology and our ability to develop and introduce new products and services to meet industry, government and client requirements. We are planning to eventually develop a number of products, based on SOCRATES technology and a collision avoidance system based on UNICORN technology. The process of developing products such as those we plan to offer is extremely complex and expensive. There can be no assurance that we will successfully complete the development of any of our products in a timely fashion or that our products will be commercially viable. Failure of any such products to achieve market acceptance would have a material adverse effect on our business, financial condition or results of operations. In addition, certain of our products will require customized installation to address unique characteristics of their environments. Customization could place an additional burden on our resources or delay the delivery or installation of products which, in turn, could materially adversely affect our relationship with clients or otherwise could materially adversely affect our business, financial condition or results of operations.

OUR BUSINESS RELIES ON A STRATEGIC ALLIANCE WITH LOCKHEED MARTIN CORPORATION

     In May, 1997, FSTO signed a Teaming Agreement with Lockheed Martin Corporation to jointly develop and market SOCRATES based products. This agreement will expire in May, 2007, unless certain earlier termination provisions occur. The agreement stipulates that FSTO will serve as prime contractor and Lockheed Martin as our subcontractor for the full term of the agreement with respect to SOCRATES-based products. Although the two companies to date have generally worked in close cooperation, there is no assurance that this relationship will be sustained. Future disagreements as to work scope, revenue share, and profit margins, ownership of intellectual property, or technical, marketing or management philosophy, could adversely impact the relationship. Since we view our strategic partnership with Lockheed Martin as a vital element of our business plan, any erosion of this relationship could have a negative impact on the future value of our company.

OUR NEAR TERM SUCCESS DEPENDS ON FEDERAL GOVERNMENT APPROVAL OF ONE OF OUR PRODUCTS

     To introduce our first SOCRATES product (wake vortex detection system) for commercial sale, we must successfully complete research, development and testing of this product and obtain necessary governmental approvals for its permanent installation in airports. Any factor that delays or adversely affects this process, including delays in development or our inability to obtain Federal government approval of the product, could have a material adverse effect on our business, financial condition or results of operations.

OUR FUTURE CUSTOMERS MAY NOT ACCEPT THE PRICE OF OR BE ABLE TO FINANCE OUR PRODUCTS

     At present, we cannot precisely fix a price for the sale and installation of an initial SOCRATES wake vortex detection system product at airports, but estimate that the cost of such a system will be in the area of $10 to $20 million per typical airport installation. Because we have not completed the research, development, and testing of this product or received final approvals for it from the Federal government, we have not commenced production, marketing efforts or unit sales to domestic or international airports. We currently do not anticipate having this product ready for commercial sale for several years. We therefore are not yet in a position to gauge the reaction of potential buyers to the pricing of this product or future products and whether such pricing will be accepted by potential customers, which consist largely of domestic and international airports. We believe the cost of our SOCRATES and UNICORN products spread over the substantial volume of passengers who may ultimately benefit from the increase in efficiency and safety to airports, airlines, and private aircraft will justify the substantial anticipated cost of sales and installation of these products. However, our customers' ability to afford such costs will depend, in part, on the health of the overall economy, profitability of airports, airlines, and aircraft manufacturers and the availability of funding to finance the sales and acquisition of our product. While a variety of potential funding sources presently exist, inability of airlines or airports to access or obtain funding could have a material adverse impact on sales of the SOCRATES products or the rate of such sales. Either impact on sales could have a material adverse effect on our business, operating results and financial condition.

WE MAY EXPERIENCE LONG SALES CYCLES

     We expect to experience long time periods between initial sales contacts and the execution of formal contracts for our products and completion of product installations. The cycle from first contact to revenue generation in our business involves, among other things, selling the concept of our technology and products; developing and implementing a pilot program to demonstrate the capabilities and accuracy of our products; negotiating prices and other contract terms; and, finally, installing and implementing our products on a full-scale basis. We anticipate this cycle will entail a substantial period of time, on average between seven and twelve months, and the lack of revenue experienced during this cycle and the expenses involved in bringing new sales to the point of revenue generation may put a substantial strain on our resources.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO CREATE AN EFFECTIVE SALES, MARKETING, PRODUCTION AND INSTALLATION FORCE

     At present and for the near future, we will depend upon a relatively small number of employees and subcontractors to complete the R&D of the SOCRATES wake vortex detection system (and pursue R&D of other SOCRATES and UNICORN products). The marketing and sales of these products will require us to find capable employees or contractors who can understand, explain, market and sell our technology and products to airports, airlines, and airplane manufacturers. We also will need to assemble personnel and/or contractors for production and installation of our products. Upon successful completion of R&D, these demands will require us to rapidly increase the number of our employees, vendors and subcontractors. There is intense competition for capable personnel in all of these areas and we may not be successful in attracting, integrating, motivating or retaining new personnel, vendors or subcontractors for these required functions.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF OUR PRODUCTS FAIL TO PERFORM PROPERLY

     Products and systems as complex as ours may contain undetected errors or "bugs," which result in system failures, or failure to perform in accordance with industry expectations. Despite our plans for quality control and testing measures, our products including any enhancement may contain such bugs, errors or exhibit performance degradation, particularly during the early stages of installation, and deployment. Product or system performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, adverse publicity, injury to our reputation, diversion of development resources and claims against us by the Federal government, airlines, and airline customers.

WE COULD BE SUBJECT TO LIABILITY CLAIMS RELATING TO MALFUNCTION OF OUR TECHNOLOGY

     Sale of our products will depend on their ability to improve airport, airline, and airplane safety and efficiency. We will take great care to test our products and systems after installation and before actual operation to insure accuracy and reliability. However, unforeseen problems, misuse, or changing conditions could cause our products and systems to malfunction or exhibit other operational problems. Such problems could cause, or be perceived to cause, airplane accidents, including passenger fatalities. We may receive significant liability claims if the Federal government, airlines, airports, passengers and other parties believe that our systems have failed to perform their intended functions. Liability claims could require us to spend significant time and money in litigation, pay substantial damages, or increase insurance premiums, regardless of our responsibility for such failure. Although we plan to maintain liability insurance, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

     The airport and airline industry is subject to extensive government oversight and regulation. As part of that industry and as a result of receiving funding from the Federal government, our business and operations are subject to numerous government laws and regulations. In the near term, and for so long as we receive funding from the Federal government, we will be subject to many procurement and accounting rules and regulations of the Federal government. These rules and regulations are complex in nature and sometimes difficult to interpret or apply. Adherence to these rules is reviewed by participating agencies of the Federal government. If such agencies suspect or believe that violations of procurement or accounting rules and regulations have occurred, they may refer such matters to other enforcement divisions of the Federal government, such as the U.S. Attorney's Office or the Inspector General's office. If we violate these rules and regulations, we may have to pay fines and penalties or, in severe cases, could be terminated from receiving further funding from the Federal government. If we market, sell and install our products in foreign countries, the laws, rules and regulations of those countries, as well as certain laws of the United States, will apply to us. Existing, as well as new laws and regulations of the United States and foreign countries, could adversely affect our business.

WE MAY FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES

     The air safety systems and air traffic control industries are already highly competitive. Other industry participants could develop or improve their own systems to achieve the cost efficiencies and value that we believe our products are capable of providing. Additional companies may enter the market with competing systems as the size and visibility of the market opportunity increases. Many of our potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

     New products or technologies will likely increase the competitive pressures that we face. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. The development of competing products or technologies by market participants or the emergence of new industry or government standards may adversely affect our competitive position. As a result of these and other factors, we may be unable to compete effectively with current or future competitors. Such inability would likely have a material adverse affect on our business operating results, and financial condition.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR SYSTEMS OBSOLETE

     Our business in general is characterized by rapid technological change, frequent new product and service introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards which make us susceptible to technological obsolescence. The introduction of new products embodying new technologies, the emergence of new industry standards, or improvements to existing technologies could render our products and systems obsolete or relatively less competitive. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and to address the increasingly sophisticated needs of our customers. We may experience delays in releasing new products and systems or enhancements in the future. Material delays in introducing new products and systems or enhancements may cause customers to forego purchases of our products and systems and purchase products and systems of competitors instead.

FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT OUR BUSINESS

     In order to implement our strategy, we believe that we will have to grow rapidly. Rapid growth may strain our management, financial and other resources. To manage any future growth effectively, we must expand our sales, marketing, production, installation and customer support organizations, invest in R&D of new products or enhancements to existing systems that meet changing customer needs, enhance our financial and accounting systems and controls, integrate new personnel and successfully manage expanded operations. There is no assurance that we will be able to effectively manage and coordinate our growth so as to achieve or maximize future profitability.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET

     Qualified personnel are in great demand throughout the high technology industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, scientists, engineers and other technical support personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development and installation and support, and professional services may limit the rate at which we can generate sales or develop new products or system enhancements, which could have a material adverse affect on our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success will depend to a significant degree upon our proprietary technologies and our ability to protect the proprietary aspects of our products. We have received United States patent protection for our SOCRATES technology. We have pending patent applications abroad for our SOCRATES technology and in the United States and abroad for our UNICORN technology. However, there can be no assurance any patent will issue from these pending applications.

Furthermore, there can be no assurance that any patent we have obtained or will obtain will not subsequently be invalidated for any of a variety of reasons. In addition, even if we are issued a patent, there can be no assurance that we will be able to gain any commercial advantage from such patent. Existing United States laws afford only limited intellectual property protection.

We will use a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We intend to enter into confidentiality agreements with all of our employees, as well as with our clients and potential clients, and intend to limit access to and distribution of our technology, documentation and other proprietary information. However, there can be no assurance that the steps we take in this regard will be adequate to deter misappropriation or independent third-party development of our technology. In addition, the laws of some foreign countries do not protect proprietary technology rights to the same extent as do the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in such proceedings. Moreover, our financial resources may not be adequate to enforce or defend our rights in our technology. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement claims in the future with respect to our current or future products or processes or that any such claims will not require us to enter into license arrangements or result in protracted and costly litigation. No assurance can be given that any necessary licenses will be available or that, if available, such licenses could be obtained on commercially reasonable terms.

OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS

     If our proprietary technology violates or is alleged to violate third party proprietary rights, we may be required to reengineer our technology or seek to obtain licenses from third parties to continue offering our technology without substantial reengineering. Any such efforts may not be successful or if successful could require payments that could have a material adverse affect on our profitability and financial condition. We have conducted patent searches to determine whether the technology to be used in our planned products infringes patents held by third parties and do not believe it does. However, patent searches are inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

OUR OFFICERS AND DIRECTORS WILL EXERCISE SIGNIFICANT CONTROL OVER THE REGISTRANT

     Our current officers and directors and beneficial owners, in the aggregate, control approximately 40.54% of our outstanding Common Stock. As a result, these stockholders acting together will be able to exert significant control over matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership could delay, prevent or deter a change in control, and could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our Company and could affect the market price of our stock, if and when a public trading market develops for such stock.

Management's Discussion and Analysis of Results of Operations and Financial Position

Results of Operations

     Prior to the share exchange that became effective on September 1, 2002, the Registrant, then known as Reel Staff, Inc., experienced significant difficulty in generating revenue. As indicated in its 2001 annual report, from its inception on May 21, 2001 to the end of its first fiscal year on December 31, 2001, the Registrant generated $5,485 in revenues and incurred operating expenses of $25,354. As indicated in its most recent quarterly report, for the six months ended June 30, 2002, the Registrant realized revenues of approximately $1,293 while its expenses increased to $54,755. The Registrant generated no additional revenues from providing staffing and production services during the third quarter and discontinued these activities as of closing of the share exchange. In conjunction with the share exchange, on September 1, 2002, the Registrant closed a private placement pursuant to Regulation S under the United States Securities Act of 1933, as amended. The private placement raised gross proceeds of $1.7 million and, after deduction of expenses, net proceeds of approximately $1.5 million were available to the Registrant (the "Registrant Private Placement") and FSTO.

     As a result of the share exchange, the Registrant changed its fiscal year from December 31 to the same fiscal year of FSTO, i.e. May 31. Attached hereto under Item 7 are audited financial statements of FSTO for its fiscal years ending May 31, 2002 and 2001, FSTO unaudited financial statements for the three month period ending August 31, 2002 and 2002, consolidated pro forma financial statements that depict the results of operation of FSTO as if combined with the registrant for the twelve month periods ending May 31, 2002, the three month period ending August 31, 2002, and a pro forma balance sheet as of August 31, 2002.

     Subsequent to closing of the share exchange, the primary activities of the Registrant will reflect those carried on by its subsidiary, FSTO. Since its inception in 1997, FSTO operations have been funded by U.S. Congressional earmarked appropriations resulting in two sole source contracts, with agencies of the Federal government for research, development and testing of Socrates technology, and a private placement of preferred stock that raised approximately $1.5 million of net cash proceeds in November of 2000 (the "FSTO Private Placement"). These

contracts are funded when, as, and if the supervising federal agencies approve a statement of work and specific task orders under the statement of work. When funded, the federal contracts cover FSTO's direct costs and costs of operations, including overhead and general and administrative, plus a fee negotiated as a percentage of such costs. Certain costs, such as lobbying, product development and business development expenses, which are not allowable under these contracts, R&D costs FSTO incurs over certain cost caps set by the U.S. government or costs incurred between contract fundings (collectively hereinafter referred to as "Non-contract Costs"), are not reimbursable under out government contracts and have been funded to date by the proceeds of the FSTO Private Placement.

     FSTO has experienced significant fluctuations in its Operating and Net Income since its inception in 1997. The net (loss) for fiscal year 2001 of <$521,951> compares unfavorably to the net (loss) of <$18,246> in fiscal year 2000. Operating and Net Income has further decreased for fiscal year 2002 and the net (loss) for fiscal year 2002 was <$809,100>. FSTO's loss for fiscal year 2002 was caused primarily by a delay in funding under its current Federal government contract from December 1, 2001 through August 31, 2002.

Financial Analysis of Operations

     Revenues. To date, FSTO revenues consist entirely of revenues earned from its two SOCRATES technology research and development contracts with the U.S. government. Revenues under FSTO's government contracts are booked as contract sales when earned. Contract sales for fiscal year 2002 were $490,031 compared to $1,564,493 for fiscal year 2001 and $1,935,535 for fiscal year 2000. This significant decrease is due to a delay in funding under our current federal government contract from December 1, 2001 through August 31, 2002.

     Direct Contract Costs. Subcontractor, consultant and direct labor expenses comprise our direct contract costs. Direct contract costs account for [35%] of fiscal year 2002 total costs as compared to 52% and 74% respectively, in fiscal years 2001 and 2000. This significant decrease is due to a delay in funding under our current federal government contract from December 1, 2001 through August 31, 2002.

     When our government contract is funded, changes in direct costs do not generally impact our operating income because each contract covers its own direct costs. However, during periods when our government contract is not funded, any such costs we may incur are not reimbursable and must be funded from our own resources, which was the case in the second half of fiscal year 2002, i.e., approximately December 1, 2001 to May 31, 2002. We generally can, and do, control, limit, and minimize direct costs when we are not under contract.

Operating Expenses. Government contractors are required to categorize operating expenses as overhead expenses or general and administrative expenses. These two indirect "cost pools" are then divided by their appropriate "direct cost base" combinations of direct contract cost, which determines the contractors overhead and general and administrative rates. These rates are subject to ceilings established with each government contract. Our current and historical rates are shown below.

	For Period Ended 5-31-00	For Period Ended 5-31-01	For Period Ended 5-31-02
Overhead Rates General and Admin. Rates	70% 20%	72% 29%	[73%] [67%]

     The above rates include only allowable operating expenses and have fluctuated over time. We believe these rates will return to our current rate ceilings of 70% for overhead and 20% for general administration when contract funding resumes.

     Non-contract Costs include: 1) expenses considered unallowable per (FAR) Federal Acquisition Regulations, such as lobbying and financing costs, 2) over ceiling expenses, or 3) operating expenses incurred during periods without government contract funding. These Non-contract Costs are not reimbursable under our U.S. government contracts and must be paid from other sources, primarily proceeds from the private placement of our equity securities to date. To date, Non-contract Costs have been the primary use of this source of liquidity and have had a significant impact on our operating loss and liquidity for FY 2002 and 2001 and will continue to impact our operating loss and liquidity for the first half of FY 2003. Non-contract Costs are detailed below:

NON-CONTRACT COSTS
	For the 12 Months Ending (Unaudited)
	5-31-01		5-31-02
Unallowable Expenses (1) & (2) Over-ceiling Expenses Operating Expenses During Unfunded Period 12-1-01/5-31-02	$ $ $	422,101(1) 210,967 0	$ $ $	154,013(2) 134,873 366,141

Total		$632,677		$655,027

	For the 3 Months Ending (Unaudited)
	8-31-01		8-31-02
Unallowable Expenses Over-ceiling Expenses Operating Expenses During Unfunded Period 5-31-02/8-31-02	$ $ $	30,407 88,002 0	$ $ $	56,266 0 199,178

Total		$118,409		$255,444

Note:
           (1)   Includes $301,384 of stock based compensation expense for 5-31-01.
           (2)   Includes $24,522 of stock based compensation expense for 5-31-02.

Liquidity.

     Our sources of liquidity, which we define as our ability to generate cash fund our operations, are provided by revenue from our government contracts and proceeds from the private placement and sale of our equity securities.

     As of August 31, 2002, our current contract funding was still delayed, but we expect it to commence around the end of November, 2002. This funding represents approximately $2.2 million in future revenue. The current negotiated fee is 7% on this contract which we expect to realize over a period we expect to end around November 30, 2003. (Additionally, as of September 1, 2002, we received approximately $1.5 million in net proceeds from the most recent private placement.)

     As of May 31, 2001 and May 31, 2002, FSTO cash on hand was, respectively, $841,684 and $277,870. As of August 31, 2001 and August 31, 2002, FSTO cash on hand was, respectively, $847,469 and $125,956. FSTO cash on hand as of September 1, 2002 was $1,664,439. The change from August 31, 2002 to September 1, 2002 is attributable to closing, in conjunction with the share exchange, on September 1, 2002 a $1.7 million private placement of 850,000 shares of common stock of the Registrant that netted $1,538,483 of proceeds which are available to the Registrant and FSTO.

     Assuming contract funding commences on or about November 30, 2002, we anticipate that this contract balance will fund our direct contract costs and allowable operating expenses until November 30, 2003. During this period, we have budgeted and expect to incur approximately $650,000 in Non-contract Costs. Assuming we operate within budget, as to which we can make no guaranty or assurance, at the end of such time, our cash on hand should be approximately $700,000. If we encounter delays in or are unable to procure contract funding from the U.S. government for research development and testing of SOCRATES technology or we incur costs over budget, our cash resources will be reduced more rapidly than we presently anticipate. In such event, we may need to obtain additional capital to maintain operations. There can be no guaranty or assurance of our future ability to obtain such capital and, if obtained, the terms and conditions of such capital may dilute our present shareholders' ownership.

Description of Property

     At the present time, we do not own any real property. Our primary office is located at 28 Cottrell Street, Mystic, Connecticut 06355 (approximately 1000 square feet) which is leased from the Mystic Fire District on a yearly basis at an annual rate of eighteen thousand six hundred dollars ($18,600).

     FSTO owns two U.S. patents for technologies invented by its Mr. Frank Rees, our Technical Director and Executive Vice President. The patents are for FSTO's SOCRATES technology (US 6,034,760 A) and its UNICORN technology (6211,808 B1). Each of these patents have been assigned to FSTO by the inventor. There are also overseas patent applications currently pending for each of these technologies. For further information on the use and status of these patents, please refer to the section entitled Business of Registrant and also Note 4 to the Financial Statements for the years ended May 31, 2002 and 2001.

Security Ownership of Certain Beneficial Owners and Management

     The following tables sets forth, as of September 1, 2002, the beneficial ownership of the Common Stock of each of the Registrant's directors and executive officers, the Registrant's directors and executive officers as a group and all known beneficial owners. Except as set forth below, the Registrant is not aware of any beneficial owner of more than five percent of the Common Stock. Except as otherwise indicated, the Registrant believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Security ownership of certain beneficial owners as of September 1, 2002
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Common	Spencer Trask, LLC 535 Madison Avenue, 18th Floor New York, NY 10022	1,268,938	7.56%
Common	Investor Company c/o CT Waterhouse Canada 77 Bloor Str. W. 3rd Floor Toronto, Canada M4Y2T1	930,000	5.54%

Security ownership of management as of September 1, 2002

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (2)
Common	William B. Cotton, Director, President (3) 1431 Bonita Avenue Mount Prospect, IL 60056	1,050,780	6.26%
Common	Samuel A. Kovnat, Chairman, CEO (4) 252 Denison Hill Road North Stonington, CT 06359	1,506,439	8.98%
Common	Frank L. Rees Technical Director, Executive Vice President 63 Mountain Green Circle Windsor Mill, MD 21244	1,268,938	7.56%
Common	Samuel V. Vail Director, Secretary, Treasurer (5) 535 Madison Avenue, 18th Floor New York, NY 10022	62,500	0.37%
Common	David D. Cryer, Chief Financial Officer 1 Spar Yard Street New London, Connecticut 06320	125,000	0.74%
Common	Jackson Kemper, Director (6) 2600 Virginia Avenue, NW Suite 210 Washington, DC 20037	250,000	1.49%
Common	Stephen P. Tocco, Director (7) 1 Financial Center Boston, MA 02111	89,937	0.54%
Common	Alan Greene (8) 6 Beach Drive Darien, Connecticut 06820	250,000	1.49%
Common	Shares of all directors and officers as a group (7 persons)	4,228,594	27.44%

(1)  The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended, and includes, options and warrants to the extent called for by such rule, with respect to shares of common stock, that can be exercised within 60 days. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(2)  The percent of class calculation is based on 16,783,392 shares of the Registrant's common stock being issued and outstanding as of September 1, 2002 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to any option or warrant then exercisable or exercisable within 60 days thereafter (total number of said options or warrants included being 2,450,459 with a remaining 175,782 warrants not exercisable in the applicable time period).

(3)  Includes 300,780 shares of Common Stock issuable to Mr. Cotton upon the exercise of options at a rate of $2.00 per option. An additional 136,720 options will vest over the next 15 months at a rate of 27,342 shares per quarter.

(4)  Includes 237,500 shares owned by Mr. Kovnat's daughters Sonia Esposito and Karen Nelligan and his grandsons Samuel Nelligan and Maurice Nelligan. Mr. Kovnat disclaims beneficial ownership of the shares owned by these individuals.

(5)  Solely represents shares of Common Stock issuable to Mr. Vail upon the exercise of options at a rate of $2.00 per option.

(6)  Represents 125,000 shares of Common Stock and 125,000 shares of Common Stock issuable to Mr. Kemper upon the exercise of options at a rate of $2.00 per option.

(7)  Solely represents shares of Common Stock issuable to Mr. Tocco upon the exercise of options at a rate of $2.00 per option. An additional 39,062 shares will vest over the next 15 months at a rate of 7,812 shares per quarter.

(8) On October 3, 2002, Mr. Greene resigned from the Board of Directors effective September 27, 2002 as referenced in the Registrant's 8-K filed October 10, 2002.

Directors, Executive Officers, Promoters and Control Persons

     Other than Mr. Joseph J. Luca who was appointed to the Board on October 25, 2002, the current Director's of the Registrant were appointed to their positions effective September 1, 2002 in conjunction with the Share Exchange. Each of the Director's were and continue to be Director's of the Registrant's sole subsidiary, FSTO. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could significantly hinder our operations, profits, and future development. The following table presents information about each of our executive officers and directors as of the date of this filing:

Name	Age	Position
Samuel A. Kovnat William B. Cotton Frank L. Rees David D. Cryer Samuel V. Vail Jackson Kemper Stephen P. Tocco Joseph J. Luca	70 62 70 54 42 67 55 55	Chairman, Chief Executive Officer Director, President Technical Director, Executive Vice President Chief Financial Officer Director, Secretary, Treasurer Director Director Director

     Terms of Directors of the Registrant expire at the following annual meeting. Management positions are for a period of one year and there are no reportable family relationships or involvement in certain legal proceedings for any of the officers or directors other than those referenced below.

     Samuel A. Kovnat founded FSTO in 1997 and has been its President and Chief Executive Officer since its inception. From 1995 to the present, Mr. Kovnat was a consultant and program development manager for the parametric Airborne Dipping Sonar at the Sonetech Corporation and the Kildare Corporation. During that same period Mr. Kovnat was a venture partner of Allied Venture Associates whose primary focus was in the Internet security and biotechnology arenas. From 1993 to 1994, Mr. Kovnat was a Scientist and Program Manager at Analysis & Technology, Inc. Prior to 1993 Mr. Kovnat was a co-founder and Senior Vice President employed by Technology Applications and Service Co., which was later acquired by DRS Technologies (AMEX), where he created and marketed a new generation tactical Command, Control, Communication and Computer workstation and display system concept that resulted in over $500 million in revenues. Prior to his employment with Technology Applications and Service Company, Mr. Kovnat was the Director of Business Development and the Director of Research & Advanced Systems at the EDO Corporation (NYSE). While at EDO, Mr. Kovnat created and marketed a tactical towed sonar system (SQR-18) which resulted in over $400 million in sales. Earlier, Mr. Kovnat held key technical and management positions at Raytheon Corp. and the General Electric Company. From 1982 through 1988, Mr. Kovnat was a principle in Tower Capital Corp., an asset management firm based in New York, New York. In 1987, Tower Capital Corp. and its principals, including Mr. Kovnat, were sued by a client and the United States Department of Labor for certain alleged civil violations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This suit was settled in 1992 for a nominal monetary amount. As a part of the settlement, Mr. Kovnat agreed not to act as a manager of ERISA funds in the future. Mr. Kovnat graduated from the University of Miami with a B.S. degree in both math and physics. Additionally, Mr. Kovnat received post graduate training in Computer Sciences from the Massachusetts Institute of Technology and was employed at MIT's Lincoln Labs. Mr. Kovnat currently holds a secret security clearance from the U.S. Department of Defense. Although the primary business focus of Mr. Kovnat is, and will continue to be, the overall direction and hands-on management of the Registrant, he has certain outside business and investment interests. These interests include a consulting relationship with Sonetech Corporation, which is a subcontractor to the FSTO, for certain strategic planning and business development services on a defense project unrelated to any of our activity. In addition, Mr. Kovnat is a founder and Chairman of Secure Financial Network, Inc., a New York corporation which has an Internet security product.

     Captain William B. Cotton was Manager of Air Traffic and Flight Systems at United Airlines. He held that position for over 14 years, and has been a United Airlines Pilot for over 33 years. During his tenure as Manager of Air Traffic and Flight Systems, he has led United Airlines' efforts to improve air traffic control industry-wide, as well as initiatives to upgrade the company's aircraft for safety and efficiency. Captain Cotton also served as Chairman of the Board, and formerly served as President, of ATN Systems, Inc., a consortium of airlines developing Aeronautical Telecommunications Network (ATN) products in cooperation with the FAA. ATN is a worldwide data network intended to support data communication connectively between mobile platforms, airlines, providers of aeronautical communications services and government providers of air traffic control and flight information services. While his duties at our company command his first attention and most of his time, Captain Cotton also maintains non-conflicting consulting agreements with Rockwell Collins, the Megadata Corporation and NASA. Captain Cotton speaks frequently at symposia on aviation and air traffic control. He received Bachelors and Masters degrees in Aeronautical and Astronautical Engineering from the University of Illinois and the Massachusetts Institute of Technology, respectively. He has held his positions with FSTO since November, 2000.

     Frank L. Rees joined FSTO at its inception and is the inventor of both SOCRATES as well as UNICORN. For three and a half years prior to the formation of FSTO , Mr. Rees was the founder and served as the President of Rees Science and Technology, Ltd. This company is still in existence based upon the ownership of accumulated intellectual properties in scientific and technological ("S&T") areas not related to the Registrant's present line of business. From January 1980 until January 1994, he was the cofounder and Executive Vice President of GR Associates, Inc. ("GRA"). In 1985 he became the President of this Maryland corporation engaged in laser-acoustic and signal-processing S&T and systems areas. In 1972, Mr. Rees was employed by Technology Service Corporation ("TSC"), a company that was involved in radar R&D and related intensive technical courses. Before joining TSC, he managed and technically directed the Undersea Weapons Advanced Development and Engineering Sub-Division of the Westinghouse Electric Corporation's Defense and Space Center in Baltimore, Maryland. Prior to emigrating from the UK in 1957 to become a US citizen, Mr. Rees worked for five years in marine radar and early attempts at airborne synthetic aperture radar as well as strain gauges and fish-finders at Kelvin and Hughes, which later was acquired by Smith Industries. Mr. Rees completed a M.A. in Mathematics at the University of Maryland in 1962. He also completed a M.A. in Electronic Engineering at Borough Polytechnic in London, England in 1956. Mr. Rees received a British equivalent of a B.S.E.E summa cum laude in Electronic and Electrical Engineering in 1954 from South East Essex Technical College in Essex, England which, at that time, was affiliated with London University. Mr. Rees has authored or co-authored papers and articles and taught abbreviated, intensive seminars on a broad scope of S&T topics, many of which relate to the basic development and design philosophies associated with both of his SOCRATES and UNICORN inventions.

     David D. Cryer serves presently as Chief Financial Officer of the Registrant. Mr. Cryer has more than twenty five years experience as a financial manager for a wide variety of aerospace defense contractors and manufacturing concerns. For the five years before he joined FSTO, Mr. Cryer was an independent financial consultant to numerous small businesses in the New London, Connecticut area. From January 1992 through August 1993, Mr. Cryer was employed by Yardney Technical Products, an aerospace/defense contractor, as a Controller. From January 1988 through October 1991 he was the Chief Financial Officer of Ship Analytics, Inc., a manufacturer of maritime training systems. Mr. Cryer graduated from the University of Massachusetts with a B.S. degree in Accounting. In addition, Mr. Cryer participated in graduate studies in accounting at the University of Kentucky and received a Masters Degree in Management Science at Ball State University. Mr. Cryer has certain outside business interests, including serving as Chief Financial Officer with Integrated Medical Services, Inc., a Wyoming corporation, and serves as the Controller to Kildare Corporation. Prior to being elected Chief Financial Officer of the Registrant effective October 3, 2002, Mr. Cryer acted as Controller for FSTO since its inception.

     Samuel Vail is a Director, Secretary and Treasurer of the Registrant. Since 2000, Mr. Vail has created and managed the Spencer Trask Corporate Partnering Group, after having spent over 20 years in the Information Technology industry. Before joining Spencer Trask, Mr. Vail spent more than nine years, from May 1991 to September 2000, at the Gartner Group, an information technology research and consulting firm, as an executive in a variety of sales and marketing leadership roles. Most recently, from October 1997 to September 2000, as Group Vice President, he created and ran Gartner's Worldwide Strategic Account organization. Mr. Vail's previous business experience includes over ten years at Unisys Corporation, (previously Sperry Corporation), an information technology solutions provider, in different sales management and account management roles. Mr. Vail holds a Bachelor of Arts degree from Franklin & Marshall College and studied computer science and business administration at The College of William & Mary. Mr. Vail is a member of the Corporate Venture & Strategic Investing Association, a frequent speaker at industry and company events and a certified facilitator in the Pacific Institute's leadership curriculum. Mr. Vail has been a member of the Board of Directors and Secretary of FSTO since October, 2001. Mr. Vail assumed the additional duties of Treasurer for the Registrant in September, 2002.

Jackson Kemper, Jr., a Director of FSTO since its inception, is the Chairman and Chief Executive Officer of the Kemper Company LLC, a government relations organization, located in Washington D.C., where he has worked since 1995. From 1979 through 1995, Mr. Kemper was the Corporate Vice President of Diagnostic Retrieval Systems, Inc. (NYSE), a high technology defense industry firm. In that capacity, Mr. Kemper was responsible for the planning, coordination and execution of all government relations. Mr. Kemper also participated in the acquisition of two other defense and high technology companies. Mr. Kemper was an electrical engineer for the U.S. Navy's Air Development Center from 1959 to 1971. Mr. Kemper graduated from Drexel University with a B.S. degree. He also participated in Master Degree Studies at the University of Pennsylvania.

     Stephen P. Tocco is the President and CEO of ML Strategies and currently serves as a Chairman of the Massachusetts Board of Higher Education. Mr. Tocco was formerly the executive director and CEO of the Massachusetts Port Authority and also served as Massachusetts Secretary of Economic Affairs and Special Assistant to Governor William Weld. From August, 1993 to January, 1997, Mr. Tocco served as executive director and CEO of the Massachusetts Port Authority. Prior to that, he was Massachusetts Secretary of Economic Affairs. He also served as Special Assistant to Governor William Weld and Governor Paul Cellucci. In this capacity, he coordinated the legislative effort to consolidate several state college campuses into a unified University of Massachusetts. During his years of service to the Commonwealth of Massachusetts, he was involved in overseeing Logan International Airport, the Port of Boston, the World Trade Center, the Black Falcon Cruise Terminal, the Tobin Bridge, and Hanscom Airfield, and a host of major growth initiatives, including the new Fleet Center, the state track facility and many bio-chemical development projects. Mr. Tocco earned a B.S. degree in chemistry from the Massachusetts College of Pharmacy. He completed graduate studies at Harvard University in 1989 and was awarded a CSS in Administration and Management. Mr. Tocco has been a member of the FSTO's Board since 2000.

     Joseph J. Luca, a Director of the Registrant, is the owner of Joseph J. Luca, CPA's, a regional public accounting firm with offices in Woburn, MA and Providence, RI. Mr. Luca founded the firm in 1974, which provides a variety of accounting, auditing, tax and consulting services. Mr. Luca's experience includes expert witness testimony and valuation cases for acquisitions, mergers and sales, divorce, buy-sell agreements, insurance frauds and tax fraud. From 1993 to 1999, Mr. Luca served as the CFO and Director of Administration and Finance of The Massachusetts Port Authority where he was responsible for all aspects of authority wide financial and business matters of a $300,000,000 budget. Mr. Luca earned a BSBA degree from Northeastern University with a major in Accounting in 1970 and a Masters of Science in Taxation from Bentley College in 1977. Prior to starting his own company, Mr. Luca worked at Touche Ross & Company for four years. Mr. Luca is a Certified Public Accountant in Massachusetts and Rhode Island and is a member of the American Institute of Certified Public Accountants, the Massachusetts Society of Certified Public Accountants. He has conducted numerous professional seminars, published several articles in trade and professional publications. Mr. Luca served on the Governor's Council for Small Business Entrepreneurs in 1987, and was a member of the Executive Office of Transportation & Construction Privatization Committee in 1992. Mr. Luca has previously served as Treasurer for several non-profit organizations and as advisor to several Board of Directors.

Executive Compensation

     The following table is based upon compensation for the fiscal years ended May 31, 2002, 2001 and 2000 for those individuals who served as executive officers of FSTO during the last completed fiscal year ending May 31, 2002. Prior to acquisition of FSTO, the Registrant had not paid salary or compensation to its officers or directors.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp	Restricted Stock Awards ($)	Options/ SAR(#)	LTIP Payouts ($)	All Other Comp ($)
William B. Cotton, President	2000	--	--	--	--	--	--	--
	2001	86,870	--	--	--	175,000	--	--
	2002	117,238	--	--	$48,800	--	--	--
Samuel A. Kovnat, CEO	2000	118,340	--	--	--	--	--	--
	2001	127,860	--	--	--	--	--	--
	2002	124,800	--	--	--	--	--	--
Frank L. Rees, Executive VP	2000	112,840	--	--	--	--	--	--
	2001	125,440	--	--	--	--	--	--
	2002	114,100	--	--	--	--	--	--

Compensation of Directors

     Only directors who are not employees (currently Messrs. Vail, Kemper, Tocco and Luca) of the Registrant are compensated for their services as directors. Each non-employee director is paid $1,000 for each meeting of the board of directors that he attends. Non-employee directors who sit on the Finance and Audit Committee, Compensation Committee or Compliance, Disclosure and Ethics Oversight Committee are compensated at the rate of $300 per hour for the work on such committee. Directors are also reimbursed for their expenses incurred in attending board of directors and committee meetings.

     Each member of the board of directors who is not an employee of the Registrant qualifies to participate in our Company Stock Option Plan under the following terms. Upon initial election to the board of directors, a director is given an option to purchase 125,000 shares of the Registrant's common stock at $2.00 per share. Of these options, 25% vest immediately, with the remaining options vesting at a rate of 6 1/4% every quarter over a three year period. All options granted under this provision have a ten-year term.

Employment Contracts

     There are employment agreements between FSTO and Messrs. Cotton, Kovnat, Rees and Cryer. Each of these contracts commenced November 3, 2000 for a period of three years. These contracts are included as exhibits to this filing.

Certain Relationships and Related Transactions

     For a description of employment contracts with executive officers, please refer to the section entitled Executive Compensation -- Employment Contracts. The registrant recently approved a consulting contract in the amount of six thousand dollars per month between FSTO and Kemper Company, LLC which is owned by the Registrant's director Mr. Jackson Kemper.

Legal Proceedings

     The Registrant is not a party to any pending legal proceeding.

Market for Common Equity and Related Stockholder Matters

Market Information

     On January 14, 2002, the Registrant's Common Stock became effective on the NASDAQ Over-The-Counter Bulletin Board (OTC: BB) under the symbol RELS. No reported trades of the stock on the OTC: BB occurred prior to June, 2002. Effective September 6, 2002, the symbol changed to FLST. The following chart shows the high and low closing price of the Common Stock for each fiscal quarter since public trading started:

Fiscal Quarter Ended 8/31/02	High $2.1	Low $1.75

     The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction.

Holders

     As of September 1, 2002, the Registrant has approximately 14,157,151 shares of $0.001 par value common stock issued and outstanding held by 60 shareholders of record.

Dividends

     The Registrant has never declared or paid any cash dividends on its common stock. For the foreseeable future, the Registrant intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including Registrant's financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Recent Sales of Unregistered Securities

The following is a summary of the sales that the Registrant has made of our securities since its inception on May 21, 2001, that were not registered under the Securities Act of 1933, as amended:

     The original officers of the Registrant acquired their shares in a transaction which we believe satisfies the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We believe that those shareholders are accredited investors because they were our officers and directors at the time. The number of shares issued was 3,900,000. The shares were issued on May 22, 2001, in exchange for services related to the organization of our business, which were valued at $3,900.

     On September 1, 2002 the Registrant authorized issuance of up to 8,505,857 shares of common stock to shareholders of FSTO As of the date of this filing, the Registrant has issued 8,180,593 shares in return for 96.18% ownership interest in FSTO and intends to keep the offer open for to the remaining six shareholders of the subsidiary until November 15, 2002. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act because this issuance was not a public offering.

     On September 1, 2002, the Registrant issued 850,000 common shares and 850,000 Warrants, each Warrant to purchase one Common Share to the Registrant. The shares and warrants were issued in a private placement in reliance upon Regulation S under the Securities Act of 1933. The Common Shares were issued at a price of $2.00 per share, resulting in aggregate proceeds of $1,700,000 and net proceeds after costs of issuance of approximately $1,500,000.

Description of Securities

     The Registrant has authorized 50,000,000 shares of $0.001 par value common stock, of which approximately 14,157,151 shares were currently issued and outstanding as of September 1, 2002. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to stockholders. The holders of shares of Common Stock have one vote per share and have no preemptive rights. The Common Stock is not redeemable, does not have conversion rights and is not liable to assessment or further calls by the Registrant. The Articles of Incorporation of the Registrant do not grant the shareholders cumulative voting rights in the election of directors. Certain provisions of the Registrant's Amended and Restated Certificate of Incorporation (the Certificate) and By-laws (the By- laws), certain sections of the Nevada General Corporation Law, and the ability of the Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which stockholders may deem to be in their best interests).

     Preferred Stock: The Registrant is also authorized to issue 5,000,000 shares of Preferred Stock, $0.001 par value. However, the Registrant has not issued any Preferred Stock to date.

     Preemptive Rights: No holder of any shares of our stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Indemnification of Directors and Officers

     The Articles of Incorporation and Bylaws of the Registrant provide that it shall, to the fullest extent permitted by Nevada Revised Statutes, indemnify all persons officers and directors against all expenses, liabilities or other matters covered by that section, and that this indemnification is not exclusive of any other indemnification rights to which those persons may be entitled. Indemnification under this provision is as to action both in an official capacity and in another capacity while holding office. Indemnification continues as to a person who has ceased to be a director or officer and extends to the benefit of the heirs, executors and administrators of such a person. Nevada Revised Statutes provide that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     As previously reported by Registrant in an Form 8-K filed by the registrant on October 10, 2002 and amended by way of a Form 8-KA filing on October 22, 2002, effective October 3, 2002, the Registrant terminated its current accountant, Quintanilla, A Professional Corporation ("Quintanilla") and engaged Kostin, Ruffkess & Company, LLC, which has offices in Farmington and New London, Connecticut, as its principal independent public accountant. The decision to engage Kostin, Ruffkess & Company, LLC was made by the Registrant's Finance and Audit Committee in accordance with Section 301 of the Sarbanes-Oxley Act of 2002. The decision is based on a relocation of the Registrant's principal place of business from California to Connecticut.

     Quintanilla's reports on the Registrant's financial statements since the Registrant's inception on May 21, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit for the Registrant's first and most recent fiscal year ending December 31, 2001 and up to the date of termination, there have been no disagreements with Quintanilla on any matters of accounting principles or practices, financial statement disclosure of auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Quintanilla would have caused Quintanilla to make reference to the subject matter of the disagreement(s) in connection with its report on the Registrant's financial statements. Since the Registrant's inception on May 21, 2001 and up to the date of termination of Quintanilla, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     The Registrant has authorized Quintanilla to respond fully to any inquiries of any new auditors hired by the Registrant relating to their engagement as the Registrant's independent accountant. The Registrant has provided Quintanilla with a copy of this Report and has furnished the letter attached hereto as Exhibit 16 to the Securities and Exchange Commission in which Quintanilla states it agrees with the preceding statements.

     The Registrant has not previously consulted with Kostin, Ruffkess & Company, LLC regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion which might be rendered on the Registrant's financial statements, and no written or oral advice was provided to the Registrant concluding there was an important factor to be considered by the Registrant in reaching a decision as to an accounting, auditing, or financial reporting issue. Neither did the Registrant discuss with Kostin, Ruffkess & Company, LLC any accounting, auditing, or financial reporting issue that was a subject of disagreement between the Registrant and Quintanilla, the Registrant's previous independent accountants, as there were no such disagreements.

Item 7. Financial Statements and Exhibits

(a)     Financial statements of FSTO

     (i)     Audited statements for fiscal years ending May 31, 2002 and 2001.

To The Board of Directors
Flight Safety Technologies, Inc.

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheets of Flight Safety Technologies, Inc. as of May 31, 2002 and 2001, and the related statements of operations, changes in stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flight Safety Technologies, Inc. as of May 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  Kostin, Ruffkess & Company LLC
Kostin, Ruffkess & Company LLC
Farmington, Connecticut
October 17, 2002

FLIGHT SAFETY TECHNOLOGIES, INC.
Balance Sheets
May 31, 2002 and 2001
Assets	2002	2001
Current assets:
Cash	$277,870	$841,684
Restricted cash	200,000	200,000
Contract receivables	---	248,808
Other receivables	55,302	201,898
Costs in excess of billings and estimated earnings on uncompleted contracts	--	12,620
Other current assets	10,612	14,025
Notes receivable officers, current portion	17,400	29,400

Total current assets	561,184	1,548,435

Property and equipment, net of accumulated depreciation of $89,099 and $51,620, respectively	158,349	187,861
Notes receivable officers, net of current portion	--	14,250
Intangible assets, net of accumulated amortization of $14,090 and $14,090 and $7,062, respectively	105,582	73,686

	$825,115	$1,824,232

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$90,000	$105,000
Accounts payable	68,462	250,082
Accrued expenses	138,957	156,876

Total current liabilities	297,419	511,958

Stockholders' equity:
Series A convertible preferred stock, $0.01 par value, 5,000,000 shares authorized, 606,343 issued and outstanding (liquidation preference of $2,000,932)	6,063	6,063
Common stock, $0.01 par value, 10,000,000 shares authorized, 2,796,000 and 2,595,000 shares issued and outstanding	27,960	25,950
Additional paid-in-capital	2,033,230	1,912,630
Unearned stock compensation	(98,088)	--
Accumulated deficit	(1,441,469)	(632,369)

	527,696	1,312,274

	$825,115	$1,824,232

The accompanying notes are an integral part of these financial statements.

FLIGHT SAFETY TECHNOLOGIES, INC.
Statements of Operations
For The Years Ended May 31, 2002 and 2001

	2002	2001
Contract revenues	$490,031	$1,564,493

Costs and expenses:
Costs of revenues	460,244	1,088,972
Research and development	45,511	61,003
Selling, general and administrative	762,897	912,618
Depreciation and amortization	44,507	52,634

	1,313,159	2,115,227

Loss from operations	(823,128)	(550,734)

Other income (expense):
Interest income	20,892	40,817
Interest expense	(6,864)	(7,349)

	14,028	33,468

Loss before provision for income taxes	(809,100)	(517,266)
Provision for income taxes	--	4,685

Net loss	$(809,100)	$(521,951)

The accompanying notes are an integral part of these financial statements.

FLIGHT SAFETY TECHNOLOGIES Statements of Changes in Stockholders Equity (Deficit) For The Years Ended May 31, 2002 and 2001
	Common Stock		Convertible Redeemable Preferred Stock		Additional Paid-In Capital	Unearned Stock Compensation	Accumulated Deficit	Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at May 31, 2000	2,595,000	$ 25,950	--	--	$ 52,900	$ --	$ (110,418)	$ (31,568)
Issuance of preferred stock	--	--	606,343	$ 6,063	1,402,515	--	--	1,408,578
Unearned stock compensation	--	--	--	--	64,250	--	--	64,250
Amortization of unearned stock compensation	--	--	--	--	--	--	--	--
Issuance of warrants	--	--	--	--	392,965	--	--	392,965
Net loss	--	--	--	--	--	--	(521,951)	(521,951)

Balance at May 31, 2001	2,595,000	25,950	606,343	6,063	1,912,630	--	(632,369)	1,312,274
Issuance of common stock	201,000	2,010	--	--	22,512	--	--	24,522
Unearned stock compensation	--	--	--	--	98,088	(98,088)	--	--
Net loss	--	--	--	--	--	--	(809,100)	(809,100)

Balance at May 31, 2002	2,796,000	$ 27,960	606,343	$ 6,063	$ 2,033,230	$ (98,088)	$(1,441,469)	$ 527,696

The accompanying notes are an integral part of these financial statements.

FLIGHT SAFETY TECHNOLOGIES, INC.
Statements of Cash Flows
For The Years Ended May 31, 2002 and 2001
	2002	2001
Cash flows from operating activities:
Net loss	$(809,100)	$(521,951)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,507	52,634
Non-cash compensation - common stock	24,522	301,384
Decrease in deferred tax asset	--	10,309
Changes in operating assets and liabilities:
(Increase) decrease in contract receivables	248,808	(95,922)
(Increase) decrease in other receivables	146,596	(118,889)
Decrease in other current assets and other assets	3,413	18,358
Decrease in accounts payable and accrued expense	(199,539)	(230,199)
Decrease in due to stockholder	--	(4,658)
Increase in costs in excess of billings and estimated earnings on uncompleted contracts	12,620	--

Net cash used in operating activities	(528,173)	(588,934)

Cash flows from investing activities:
Purchases of property and equipment	(7,967)	(112,120)
Payments for patents and other costs	(38,924)	(49,206)

Net cash used in investing activities	(46,891)	(161,326)

Cash flows from financing activities:
Loans to officers	--	(57,500)
Proceeds from repayment of loans to officers	26,250	13,850
Payments on note payable	--	(91,149)
Net proceeds (payment)/line of credit	(15,000)	105,000
Restricted cash	--	(200,000)
Proceeds from issuance of preferred stock and warrants, net of costs	--	1,564,409

Net cash provided by financing activities	11,250	1,334,610

Net increase (decrease) in cash and cash equivalents	(563,814)	584,350
Cash and cash equivalents at beginning of year	841,684	257,334

Cash and cash equivalents at end of year	$277,870	$841,684

Supplemental disclosures of cash flow information:
Cash paid during the year for
Income taxes refunds	$6,611	$--
Interest	6,684	9,311

The accompanying notes are an integral part of these financial statements

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies:

Significant accounting policies followed by Flight Safety Technologies, Inc. (the Company) in determining financial position and the results of operations are as follows:

Nature of Business

Flight Safety Technologies, Inc. (the Company) is engaged in the development of two proprietary sensor technologies: Projects SOCRATES and UNICORN.

Project SOCRATES (Sensor for Optically Characterizing Ring-eddy Atmospheric Turbulence Emanating Sound) is designed to detect clear air turbulence, microbursts and aircraft generated vortices which result in hazardous conditions to safe air travel.

Project UNICORN (Universal Collision Obviation and Reduced Near-Miss) is a technology that is being designed based upon an arrangement of radar which gives both visual and audible warning indication of approaching aircraft to pilots.

On May 29, 1997, the Company was awarded a contract in the amount of $1,326,335, sponsored by the Federal Aviation Administration (FAA), to commence the development and "Proof-of-Principle" of Project Socrates. During the period February 22, 1998 through May 31, 2000, the FAA had added seven modifications to this contract totaling $1,664,821.

The total funding appropriated by Congress for Project SOCRATES in fiscal years 1997 and 1998 was $4,589,000, with an additional $4,927,898 awarded on August 27, 1999 for Phase II of Project SOCRATES. Each task order in Phase II must be approved individually. As of May 31, 2002, seven task orders have been approved totaling $3,820,380.

The Company's Federal contract, with modifications, was issued and is managed by The Volpe National Transportation Systems Center, an agency of the U.S. Department of Transportation. The Company submits, and receives payment on, monthly invoices, which represent progress payments covering the Company's total direct and indirect costs on the project.

The Company's primary office is in Mystic, Connecticut, and it also has offices in Baltimore, Maryland, and Chicago, Illinois. In addition to its full-time employees, the Company is further supported by a team of consultants and subcontractors, including Lockheed Martin Corporation, with whom the Company has a long-term Teaming Agreement, Engineering Technology Center, Sonetech Corp. and Aviation Navigation and Satellite Programs, Inc.

Restricted Cash

Restricted cash represents collateral for the Company's line of credit agreement.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies: (Continued)

Property and Equipment

Depreciation of property and equipment is provided using the straight-line method over estimated useful lives of five years. Expenditures for major renewals and betterments, which extend the useful lives of property and equipment, are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred taxes arise from differences in recording depreciation, amortization and net operating loss carryforwards for financial statement and tax purposes.

Off Balance Sheet Risk

The Company had amounts in excess of $100,000 in a single bank during the year. Amounts over $100,000 are not covered by the Federal Deposit Insurance Corporation.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments maturing within ninety days.

Intangible Assets

Intangible assets consist of patent costs associated with Project SOCRATES and UNICORN. Patents are being amortized using the straight-line method over a period of seventeen years.

Research and Development

Company sponsored research and development costs, including proposal costs and unreimbursed expenditures for developmental activities are charged against income in the year incurred.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 1 -- Summary of Significant Accounting Policies: (Continued)

Revenue and Cost Recognition

The Company recognizes income from contracts under the percentage of completion method of accounting for financial reporting purposes. Revenues are measured by the ratio of the costs incurred to date divided by the estimated total costs for each contract. Contracting costs include all direct material, labor and subcontracting costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Revenue related to claims is recorded at the lesser of actual costs incurred or the amount expected to realized.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies: (Continued)

The asset, "costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Concentration of credit risk exists with the respect to contract receivables. This risk is mitigated by the fact that these receivables are with the United States Government.

Stock Compensation

The Company applies Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock awards, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Under APB 25, compensation expense is recognized over the vesting period to the extent that the fair market value of the underlying stock on the date of the grant exceeds the exercise price of the employee stock award.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". All transactions in which services are received for issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 2 - Contract Receivables and Other Receivables:

At May 31, accounts receivable consisted of the following:

	2002	2001
U.S. Government:
Amounts billed	$--	$248,808
Amounts not billed	55,302	201,898

	$55,302	$450,706

Note 3 - Property and Equipment:

Property and equipment are summarized by major classifications as follows:

	2002	2001
Machinery and equipment	$238,871	$235,981
Furniture and fixtures	8,577	3,500

	247,448	239,481
Less: accumulated depreciation	89,099	51,620

	$158,349	$187,861

Depreciation expense for the years ended May 31, 2002 and 2001 was $37,479 and $48,693, respectively.

Note 4 - Intangible Assets:

The gross patent costs as of May 31, 2002 and 2001 were $119,672 and $80,748, respectively. Related accumulated amortization was $14,090 and $7,062, respectively. Amortization expense for the years ended May 31, 2002 and 2001 was $7,028 and $4,737, respectively. Amortization expense for the next five years is expected to be $7,028 per year.

Note 5 - Line of Credit:

The Company maintains a revolving line of credit with the bank which permits borrowing up to $200,000, bearing interest at the prime rate (4.75% at May 31, 2002). The line is secured by a bank account with the bank in the amount of $200,000.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 6 - Stockholders' Equity:

Convertible Preferred Stock

In November 2000, the Company issued 606,343 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") at $3.30 per share for gross cash proceeds of $2,000,931, less issuance costs of $592,353, resulting in net proceeds of $1,408,578. Pursuant to the agreement, the Company also issued warrants to purchase 121,269 shares of common stock at $3.30 as part consideration for underwriter's commission. The warrants are immediately exercisable. The fair value of these warrants, $155,831, is included in the total issuance costs of $592,353.

Conversion

Each Series A Preferred Share may be converted, at the option of the holder, at any time after the date of issuance of such share into such number of fully paid and non-assessable common shares as determined by dividing $3.30 by the Series A conversion price ($3.30 at May 31, 2002) in effect on the date the certificate is surrendered for conversion.

Liquidation

In the event of any voluntary or involuntary liquidation, the holders of Series A Preferred Stock shall be entitled to receive, prior to holders of common stock or any other series of stock ranking in liquidation junior to the Series A Preferred Stock, an amount per share equal to $3.30 plus any declared and unpaid dividends. Upon payment of all required preferential amounts, the Series A Preferred Stockholders and the common stockholders are entitled to share ratably in the remaining assets and funds of the Company with each share of Series A Preferred Stock being equal to the number of shares of common stock into which it is convertible.

Dividends

The holders of shares of Series A Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company.

Voting Rights

The holders of Series A Preferred Stock shall be entitled to the number of votes that such holder would have if the shares of Series A Preferred Stock held by such holder were converted into shares of common stock.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 6 - Stockholders' Equity: (Continued)

Common Stock Options and Warrants
	Common Stock Options	Common Stock Warrants
Outstanding at May 31, 2000	100,000	--
Granted to:
Employees and directors	250,000	--
Consultants	234,540	121,269

Outstanding at May 31, 2001	584,540	121,269
Granted to:
Employees and directors	25,000	--

Outstanding at May 31, 2002	609,540	121,269

The exercise price of the Options and Warrants is $3.30. The fair value of options granted to employees and directors at their grant date, in accordance with SFAS No. 123, was $10,000 and $321,250 for May 31, 2002 and 2001, respectively.

The fair value of the options granted to employees and directors is estimated on the date of grant based on the Black-Scholes minimum value pricing model using the following assumptions:

Risk free interest rate Expected dividend yield Expected life of the options Expected volatility	5.562% None Ten Years 80%

Stock based expense attributable to common stock options granted to non-employees based on the fair value of the options issued was $301,384 for the year ended May 31, 2001. Stock based expense attributable to common stock issued to employees (201,000 shares) based on the fair value of the shares issued was $24,522 for the year ended May 31, 2002. Deferred stock based expense for the unvested portion of the stock issued was $98,088.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 7 - Related Party Transactions:

The Company utilizes the lobbing services of a firm that is wholly-owned by one of the Company's shareholders. Total expenses related to these services were $55,696 and $35,205 for the years ended May 31, 2002 and 2001, respectively. As of May 31, 2002 and 2001, fees of $12,707 and $5,000 remained unpaid in this regard, respectively.

The Company also utilized one of its shareholders for the performance of legal services associated with the establishment of certain patents and trademarks. The total cost of these services for the years ended May 31, 2002 and 2001 were $41,772 and $49,206, respectively.

Note 8 - Income Taxes:

Income tax expense for 2002 and 2001 is as follows:

	2002	2001
Current tax (benefit)	$--	$(5,624)
Deferred tax expense	--	10,309
Deferred tax (benefit)	(129,473)	(130,218)
Valuation allowance	129,473	130,218

	$--	$(4,685)

Temporary differences relate to the differences in depreciation and amortization methods used for book and tax basis, and certain accrued liabilities. The Company has Federal and State net operating loss carryforwards of approximately $921,000 and $957,000, respectively, to reduce future taxable income, if any. The Federal operating losses expire in various years through 2022 and the State operating losses expire in various years through 2007. The Company also has State tax credit carryforwards of approximately $10,000, which expire in the year 2007.

Note 9 - Commitments:

The Company has leased office space at $1,550 per month in Mystic, Connecticut, which expires March 31, 2003. The Company also leases office space, on a month to month basis, in Baltimore, Maryland, from an officer of the Company at $500 per month. Rent expense was $24,900 and $28,045 for the years ended May 31, 2002 and 2001, respectively.

In connection with the transfer of the UNICORN technology from Advanced Acoustical Concepts, Inc. to the Company, the Company has agreed to pay a 3% royalty on all net sales of UNICORN products. As of May 31, 2002 and 2001, no amounts have been paid under this commitment.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
For The Years Ended May 31, 2002 and 2001

Note 10 - Teaming Agreement:

In connection with Project SOCRATES, the Company has entered into a Teaming Agreement (as defined in the Federal Acquisition Register "FAR") with Lockheed Martin Corp. ("Lockheed"). The Company will act as the primary contractor and Lockheed will function as the primary subcontractor. The agreement is for a ten year period ending in 2007, unless terminated earlier based on specific conditions identified under this agreement. At May 31, 2002 and 2001, the Company was liable to the subcontractor for $-0- and $145,300, respectively.

In 2002, the Company entered into an additional Teaming Agreement with Lockheed. The Company will provide technical architectural support to the process of gathering requirements and support a proposal for the development of customized system applications and Lockheed will provide the systems and technology integration. If Lockheed receives a contract resulting from this proposal, the Company will be offered a subcontract with funding.

Note 11 - Subsequent Event:

On September 1, 2002, the Company's shareholders in exchange for 93% of its common and preferred stock received a 53% interest in another corporation (Reel Staff, Inc.). This transaction resulted in a business combination treated as a reverse acquisition and recapitalization whereby Flight Safety Technologies, Inc. became the surviving entity. Then Reel Staff, Inc. changed its name to Flight Safety Technologies, Inc. The stock exchange rate was two and one half shares of Reel Staff, Inc. for every share of preferred and common stock tendered by the existing shareholders of Flight Safety Technologies, Inc. The result was the issuance of 7,611,775 shares of common stock. The Proforma operating results of this transaction as of the beginning of the reporting years would be as follows:

	2002	2001
Net sales	$495,516	$1,565,021

Operating Expenses	$(1,369,359)	$(2,071,394)

Net loss	$(873,843)	$(531,788)

   (a)(ii)    Unaudited financial statements for FSTO as of and for the three months ending August 31, 2002 and 2001.

FLIGHT SAFETY TECHNOLOGIES, INC.
Balance Sheets
(Unaudited)
August 31, 2002 and 2001

Assets	2002	2001
Cash	$125,956	$847,469
Current assets:
Restricted cash	200,000	200,000
Contract receivables	--	117,671
Other receivables	55,302	74,499
Costs in excess of billings and estimated earnings on uncompleted contracts	--	12,620
Other current assets	52,042	2,586
Notes receivable officers, current portion	11,950	29,400

Total current assets	445,250	1,284,245
Property and equipment, net of accumulated depreciation of $101,045 and $63,594, respectively	146,808	176,438
Notes receivable officers, net of current portion	--	6,450
Intangible assets, net of accumulated amortization of $15,888 and $8,247, respectively	110,743	108,198

	$702,801	$1,575,331

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$195,000	$160,000
Accounts payable	112,486	239,305
Accrued expenses	115,506	97,812

Total current liabilities	422,992	497,117

Stockholders' equity:
Series A convertible preferred stock, $0.01 par value, 5,000,000 shares authorized, 606,343 issued and outstanding (liquidation preference of $2,000,932)	6,063	6,063
Common stock, $0.01 par value, 10,000,000 shares authorized, 2,796,000 and 2,595,000 shares issued and outstanding	27,960	25,950
Additional paid-in-capital	2,033,230	1,912,630
Unearned stock compensation	(91,950)	--
Accumulated deficit	(1,695,494)	(866,429)

	279,809	1,078,214

	$702,801	$1,575,331

The accompanying notes are an integral part of these financial statements

FLIGHT SAFETY TECHNOLOGIES, INC.
Statements of Operations
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

	2002	2001
Contract revenues	$0	$227,085

Costs and expenses:
Costs of revenues	0	255,858
Research and development	4,668	9,061
Selling, general and administrative	235,006	190,462
Depreciation and amortization	13,744	13,159

	253,418	468,540

Loss from operations	(253,418)	(241,455)

Other income (expense):
Interest income	1,420	9,589
Interest expense	(2,027)	(2,194)

	(607)	7,395

Loss before provision for income taxes	(254,025)	(234,060)
Provision for income taxes	0	0

Net loss	$(254,025)	$(234,060)

The accompanying notes are an integral part of these financial statements

FLIGHT SAFETY TECHNOLOGIES, INC.
Statements of Changes in Stockholders Equity (Deficit)
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

	Common Stock		Convertible Redeemable Preferred Stock		Additional Paid-In Capital	Unearned Stock Compensation	Accumulated Deficit	Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at May 31, 2000	2,595,000	$ 25,950	606,343	$ 6,063	$ 1,912,630	$ --	$ (632,369)	$ (1,312,274)
Net loss	--	--	--	--	--	--	(234,060)	(234,060)

Balance at August 31, 2001	2,595,000	$ 25,950	606,343	$ 6,063	$ 1,912,630	$ --	$ (866,429)	$ (1,078,214)

Balance at May 31, 2002	2,796,000	$ 27,960	606,343	$ 6,063	$ 2,033,230	$ (98,088)	$(1,441,469)	$ 527,696
Amortization of unearned stock compensation	--	--	--	--	--	6,138	--	6,138
Net Loss	--	--	--	--	--	--	(254,025)	(254,025)
Balance at August 31, 2002	2,796,000	$ 27,960	606,343	$ 6,063	$ 2,033,230	$ (91,950)	$(1,695,494)	$ 279,809

The accompanying notes are an integral part of these financial statements

FLIGHT SAFETY TECHNOLOGIES, INC.
Statements of Cash Flows
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001
	2002	2001
Cash flows from operating activities:
Net loss	$(254,025)	$234,060
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,744	13,159
Non-cash compensation - common stock	6,138	--
Decrease in deferred tax asset	--	--
Changes in operating assets and liabilities:
(Increase) decrease in contract receivables	--	131,137
(Increase) decrease in other receivables	--	127,399
(Increase) decrease in other current assets and other assets	(41,517)	11,439
(Increase) decrease in accounts payable and accrued expense	20,660	(69,841)
Increase (decrease) in due to stockholder	--	--
Increase (decrease) in costs in excess of billings and estimated earnings on uncompleted contracts	--	--

Net cash used in operating activities	(255,000)	(20,767)

Cash flows from investing activities:
Purchases of property and equipment	(405)	(551)
Payments for patents and other costs	(6,959)	(35,697)

Net cash used in investing activities	(7,364)	(36,248)

Cash flows from financing activities:
Loans to officers	--	--
Proceeds from repayment of loans to officers	5,450	7,800
Payments on note payable	--	--
Net proceeds (payment)/line of credit	105,000	55,000
Restricted cash	--	--
Proceeds from issuance of preferred stock and warrants, net of costs	--	--

Net cash provided by financing activities	110,450	62,800

Net increase (decrease) in cash and cash equivalents	(151,914)	5,785
Cash and cash equivalents at beginning of year	277,870	841,684

Cash and cash equivalents at end of quarter	$125,956	$847,469

Supplemental disclosures of cash flow information:
Cash paid during the year for Income taxes refunds	$--	$--
Interest	2,027	2,194

The accompanying notes are an integral part of these financial statements

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies:

Significant accounting policies followed by Flight Safety Technologies, Inc. (the Company) in determining financial position and the results of operations are as follows:

Restricted Cash

Restricted cash represents collateral for the Company's line of credit agreement.

Property and Equipment

Depreciation of property and equipment is provided using the straight-line method over estimated useful lives of five years. Expenditures for major renewals and betterments, which extend the useful lives of property and equipment, are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred taxes arise from differences in recording depreciation, amortization and net operating loss carryforwards for financial statement and tax purposes.

Off Balance Sheet Risk

The Company had amounts in excess of $100,000 in a single bank during the year. Amounts over $100,000 are not covered by the Federal Deposit Insurance Corporation.

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments maturing within ninety days.

Intangible Assets

Intangible assets consist of patent costs associated with Project SOCRATES and UNICORN. Patents are being amortized using the straight-line method over a period of seventeen years.

Research and Development

Company sponsored research and development costs, including proposal costs and unreimbursed expenditures for developmental activities are charged against income in the year incurred.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies: (Continued)

Revenue and Cost Recognition

The Company recognizes income from contracts under the percentage of completion method of accounting for financial reporting purposes. Revenues are measured by the ratio of the costs incurred to date divided by the estimated total costs for each contract. Contracting costs include all direct material, labor and subcontracting costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Revenue related to claims is recorded at the lesser of actual costs incurred or the amount expected to realized.

The asset, "costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Concentration of credit risk exists with the respect to contract receivables. This risk is mitigated by the fact that these receivables are with the United States Government.

Stock Compensation

The Company applies Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock awards, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Under APB 25, compensation expense is recognized over the vesting period to the extent that the fair market value of the underlying stock on the date of the grant exceeds the exercise price of the employee stock award.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies: (Continued)

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". All transactions in which services are received for issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 2 - Contract Receivables and Other Receivables:

At August 31, accounts receivable consisted of the following:

	2002	2001
U.S. Government:
Amounts billed	$--	$117,671
Amounts not billed	55,302	74,499

	$55,302	$192,170

Note 3 - Property and Equipment:

Property and equipment are summarized by major classifications as follows:

	2002	2001
Machinery and equipment	$239,276	$236,532
Furniture and fixtures	8,577	3,500

	247,853	240,032
Less: accumulated depreciation	101,045	63,594

	$146,808	$176,438

Note 4 - Intangible Assets:

The gross patent costs as of August 31, 2002 and 2001 were $126,631 and $116,445, respectively. Related accumulated amortization was $15,888 and $8,247, respectively. Amortization expense for the next five years is expected to be $7,028 per year.

Note 5 - Line of Credit:

The Company maintains a revolving line of credit with the bank which permits borrowing up to $200,000, bearing interest at the prime rate (4.75% at August 31, 2002). The line is secured by a bank account with the bank in the amount of $200,000.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 6 - Stockholders' Equity:

Convertible Preferred Stock

In November 2000, the Company issued 606,343 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") at $3.30 per share for gross cash proceeds of $2,000,931, less issuance costs of $592,353, resulting in net proceeds of $1,408,578. Pursuant to the agreement, the Company also issued warrants to purchase 121,269 shares of common stock at $3.30 as part consideration for underwriter's commission. The warrants are immediately exercisable. The fair value of these warrants, $155,831, is included in the total issuance costs of $592,353.

Conversion

Each Series A Preferred Share may be converted, at the option of the holder, at any time after the date of issuance of such share into such number of fully paid and non-assessable common shares as determined by dividing $3.30 by the Series A conversion price ($3.30 at August 31, 2002) in effect on the date the certificate is surrendered for conversion.

Liquidation

In the event of any voluntary or involuntary liquidation, the holders of Series A Preferred Stock shall be entitled to receive, prior to holders of common stock or any other series of stock ranking in liquidation junior to the Series A Preferred Stock, an amount per share equal to $3.30 plus any declared and unpaid dividends. Upon payment of all required preferential amounts, the Series A Preferred Stockholders and the common stockholders are entitled to share ratably in the remaining assets and funds of the Company with each share of Series A Preferred Stock being equal to the number of shares of common stock into which it is convertible.

Dividends

The holders of shares of Series A Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company.

Voting Rights

The holders of Series A Preferred Stock shall be entitled to the number of votes that such holder would have if the shares of Series A Preferred Stock held by such holder were converted into shares of common stock.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 6 - Stockholders' Equity: (Continued)

Common Stock Options and Warrants
	Common Stock Options	Common Stock Warrants
Outstanding at August 31, 2001	584,540	121,269

Outstanding at August 31, 2002	609,540	121,269

The exercise price of the Options and Warrants is $3.30.

Note 7 - Income Taxes -- Net Operating Loss Carry Forward:

The Company has Federal and State net operating loss carryforwards of approximately $1,135,000 and $1,171,000, respectively, to reduce future taxable income, if any. The Federal operating losses expire in various years through 2022 and the State operating losses expire in various years through 2007. The Company also has State tax credit carryforwards of approximately $10,000, which expire in the year 2007.

Note 8 - Commitments:

The Company has leased office space at $1,550 per month in Mystic, Connecticut, which expires March 31, 2003. The Company also leases office space, on a month to month basis, in Baltimore, Maryland, from an officer of the Company at $500 per month.

In connection with the transfer of the UNICORN technology from Advanced Acoustical Concepts, Inc. to the Company, the Company has agreed to pay a 3% royalty on all net sales of UNICORN products. As of August 31, 2002 and 2001, no amounts have been paid under this commitment.

Note 9 - Teaming Agreement:

In connection with Project SOCRATES, the Company has entered into a Teaming Agreement (as defined in the Federal Acquisition Register "FAR") with Lockheed Martin Corp. ("Lockheed"). The Company will act as the primary contractor and Lockheed will function as the primary subcontractor. The agreement is for a ten year period ending in 2007, unless terminated earlier based on specific conditions identified under this agreement.

In 2002, the Company entered into an additional Teaming Agreement with Lockheed. The Company will provide technical architectural support to the process of gathering requirements and support a proposal for the development of customized system applications and Lockheed will provide the systems and technology integration. If Lockheed receives a contract resulting from this proposal, the Company will be offered a subcontract with funding.

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes To The Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 10- Related Party Transactions:

The Company utilizes the lobbing services of a firm that is wholly-owned by one of the Company's shareholders. Total expenses related to these services were $17,264 and $14,604 for the periods ended August 31, 2002 and 2001 respectively. As of August 31, 2002 and 2001, fees of $6,943 and $4,140 remained unpaid in this regard, respectively.

The Company also utilized one of its shareholders for the performance of legal services associated with the establishment of certain patents and trademarks. The total cost of these services for the periods ended August 31, 2002 and 2001 were $6,959 and $35,697 respectively.

Note 11- Subsequent Event:

On September 1, 2002, the Company's shareholders in exchange for 93% of its common and preferred stock received a 53% interest in another corporation (Reel Staff, Inc.). This transaction resulted in a business combination treated as a reverse acquisition and recapitalization whereby Flight Safety Technologies, Inc. became the surviving entity. Then Reel Staff, Inc. changed its name to Flight Safety Technologies, Inc. The stock exchange rate was two and one half shares of Reel Staff, Inc. for every share of preferred and common stock tendered by the existing shareholders of Flight Safety Technologies, Inc. The result was the issuance of 7,611,775 shares of common stock.

(b)     Pro Forma financial information

FLIGHT SAFETY TECHNOLOGIES, INC. Pro-Forma Balance Sheet (Unaudited) August 31, 2002
	FSTI	RELS	Pro-Forma Adjustments	Combined Proforma
Assets
Current assets:
Cash	$125,956	$663	$1,538,483	$1,665,102
Restricted cash	200,000	--	--	200,000
Contract receivables	--	--	--	--
Other receivables	55,302	--	--	55,302
Costs in excess of billings and estimated earnings on uncompleted contracts	--	--	--	--
Other current assets	52,042	--	--	52,042
Notes receivables officers, current portion	11,950	--	--	11,950

Total current assets	$445,250	$663	$1,538,483	$1,984,396
Property and equipment, net of accumulated depreciation of $101,045	146,808	--	--	146,808
Intangible assets, net of accumulated amortization of $15,888	110,743	--	--	110,743

	$702,801	$663	$1,538,483	$2,241,947

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	195,000	--	--	195,000
Accounts payable & Accrued expenses	227,992	31,833	--	259,825
Notes Payable	--	25,000	(25,000)	--

Total current liabilities	$422,992	$56,833	$(25,000)	$454,825
Minority Interest	$--	$--	$3,576	$3,576
Stockholders' equity:
Series A Convertible preferred stock, $0.01 par value, 5,000,000 shares authorized, 606,343 issued and outstanding (liquidation preference of $2,000,932)	6,063	--	(6,063)	--
Common stock, $0.01 par value, 10,000,000 shares authorized, 2,796,000 shares issued and outstanding	27,960	--	(27,960)	--
Common stock, $0.001 par value, 50,000,000 shares authorized, 14,157,151 issued and outstanding	--	5,674	8,483	14,157
Additional paid-in-capital	2,033,230	12,736	1,585,447	3,631,413
Unearned stock compensation	(91,950)	--	--	(91,950)
Accumulated deficit	(1,695,494)	(74,580)	--	(1,770,074)

	$279,809	$(56,170)	$1,559,907	$1,783,546

	$702,801	$663	$1,538,483	$2,241,947

FLIGHT SAFETY TECHNOLOGIES, INC. Pro-Forma Statement of Operations (Unaudited) For The Year Ended May 31, 2002
	FSTI	RELS	Pro-Forma Adjustments	Combined Proforma

Contract revenues	$490,031	$6,778	$--	$496,809

Costs and expenses:
Costs of revenues	460,244	4,100	--	464,344
Research and development	45,511	--	--	45,511
Selling, general and administrative	762,897	76,009	--	838,906
Depreciation and amortization	44,507	--	--	44,507

	$1,313,159	$80,109	$--	$1,393,268

Loss from operations	$(823,128)	$(73,331)	$--	$1,437,775

Other income (expense):
Interest income	20,892	--	--	20,892
Interest expense	(6,864)	(449)	--	(7,313)

	$14,028	$(449)	$--	$13,579

Loss before provision for income taxes	(809,100)	(73,780)	--	(882,880)
Provision for income taxes	--	800	--	800

Net loss	$(809,100)	$(74,580)	$--	$(883,680)

Net Loss Per Share -Basic				$(0.06)

Weighted Average Number of Shares Outstanding -Basic				$14,157,151

FLIGHT SAFETY TECHNOLOGIES, INC. Pro-Forma Statement of Operations (Unaudited) For The Three Months Ended August 31, 2002
	FSTI	RELS	Pro-Forma Adjustments	Combined Proforma

Contract revenues	$--	$--	$--	$--

Costs and expenses:
Costs of revenues	--	--	--	--
Research and development	4,668	--	--	4,668
Selling, general and administrative	235,006	--	--	235,006
Depreciation and amortization	13,744	--	--	13,744

	$253,418	$--	$--	$253,418

Loss from operations	(253,418)	--	--	(253,418)

Other income (expense):
Interest income	1,420	--	--	1,420
Interest expense	(2,027)	--	--	(2,027)

	$607	$--	$--	$607

Loss before provision for income taxes	(254,025)	--	--	(254,025)
Provision for income taxes	--	--	--	--

Net loss	$(254,025)	$--	$--	$(254,025)

Net Loss Per Share -Basic				$(0.02)

Weighted Average Number of Shares Outstanding -Basic				$14,157,151

FLIGHT SAFETY TECHNOLOGIES, INC.
Notes to Pro-Forma Financial Statements
(Unaudited)
For The Quarter Ended August 31, 2002 and 2001

Note 1
The Proforma Balance Sheet as of August 31, 2002 and the Pro-Forma Statements of Operations for the year ending May 31, 2002 and the three months ending August 31, 2002 reflect the combination of Flight Safety Technologies, Inc. (FSTI) and Reel Staff, Inc. (RELS) as if they occurred as of the beginning of the reporting periods noted above. In addition see footnote No. 11 of the unaudited August 31, 2002 Financial Statements.

(c)     Exhibits

Exhibit Number	Description
10.1 10.2 10.3 10.4 10.5 10.6 10.7 23

Employment Agreement dated November 3, 2000 between FSTO and Samuel A. Kovnat
Employment Agreement dated November 3, 2000 between FSTO and William B. Cotton
Employment Agreement dated November 3, 2000 between FSTO and David D. Cryer
Employment Agreement dated November 3, 2000 between FSTO and Frank L. Rees
Flight Safety Technologies, Inc. Stock Incentive Plan dated as of January 1, 2001
Share Exchange Agreement between Reel Staff, Inc. and Flight Safety Technologies, Inc. dated June 24, 2002 as amended July 15, 2002 (1)
Teaming Agreement dated May 1, 1997 by and between FSTO and Lockheed Martin Corporation

Consent of Kostin, Ruffkess & Company LLC

(1)  Incorporated by reference to an exhibit to its 8-K filed on July 18, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIGHT SAFETY TECHNOLOGIES, INC.

Date: November 6, 2002

/s/  Samuel A. Kovnat
Samuel A. Kovnat, CEO